Filed pursuant to Rule 424(b)(3)

Registration No. 333-286374

GRAYSCALE SOLANA TRUST ETF

SUPPLEMENT NO. 1 DATED NOVEMBER 5, 2025

TO THE PROSPECTUS DATED OCTOBER 29, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Grayscale Solana Trust ETF, dated October 29, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide certain updates with respect to the Sponsor Fee and the fees with respect to Staking.

Waiver of Sponsor’s Fee and Certain Fees Related to Staking

The following replaces the sixth paragraph under the caption “Prospectus Summary—Staking—Staking Arrangements and Provider-Facilitated Staking Model” on page 4 of the Prospectus.

As of the date of this prospectus and pursuant to the Staking Arrangements, the Custodian and the Staking Provider are entitled to receive a portion of the gross Staking Consideration generated under the Staking Arrangements, reflecting the Custodian’s fee and the Staking Provider’s share of such Staking Consideration, with the remainder received by the Trust. In addition, pursuant to the Trust Agreement and as consideration for the Sponsor’s facilitation of Staking, the Sponsor is permitted to receive a fee equal to a portion of the Staking Consideration, payable in SOL (or, if applicable, in the form of any Other Staking Consideration), which accrues daily in U.S. dollars in an amount calculated as a per annum percentage of any Staking Consideration received by the Trust, as may be directed by the Sponsor in its sole discretion. The Sponsor’s Staking Portion is payable to the Sponsor daily in arrears. From November 5, 2025 until the earlier of (x) February 5, 2026 and (y) the first date on which the NAV of the Trust exceeds $1.0 billion (such period, the “Fee Waiver Period”), a portion of the fees associated with Staking will be waived, such that the Sponsor’s Staking Portion, the Custodian’s fee and the Staking Provider’s share of the Staking Consideration will comprise an aggregate of 5% of the gross Staking Consideration generated under the Staking Arrangements, with the Trust receiving and retaining the remainder of such gross Staking Consideration. . After the Fee Waiver Period, the Sponsor’s Staking Portion, the Custodian’s fee and the Staking Provider’s share of the Staking Consideration will comprise an aggregate of 23% of the gross Staking Consideration generated under the Staking Arrangements. The Trust will receive and retain the remainder of such gross Staking Consideration.

The following replaces the third paragraph under the caption “The Offering—Trust Expenses” on page 17 of the Prospectus in its entirety.

The Sponsor, from time to time, may temporarily waive all or a portion of the Sponsor’s Fee in its sole discretion. During the Fee Waiver Period, the Sponsor will waive the Sponsor’s Fee in its entirety. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver.

The following replaces the first paragraph under the caption “Business—Expenses; Sales of SOL—Expenses to Be Paid by the Sponsor” on page 98 of the Prospectus in its entirety.

The Trust pays the Sponsor’s Fee to the Sponsor. As partial consideration for its receipt of the Sponsor’s Fee from the Trust, the Sponsor is obligated under the Trust Agreement to assume and pay all fees and other expenses incurred by the Trust in the ordinary course of its affairs, excluding taxes, but including: (i) the Marketing Fee; (ii) the Administrator Fee, if any; (iii) the Custodian Fee and fees for any other security vendor engaged by the Trust; (iv) the Transfer Agent Fee; (v) the Trustee fee; (vi) fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including customary legal, marketing and audit fees and expenses) in an amount up to $600,000 in any given fiscal year; (vii) ordinary course legal fees and expenses; (viii) audit fees; (ix) regulatory fees, including, if applicable, any fees relating to registration of the Shares under the Securities Act or the Exchange Act; (x) printing and mailing costs; (xi) the costs of maintaining the Trust’s website; and (xii) applicable license fees (each a “Sponsor-paid Expense”), provided that any expense that qualifies as an Additional Trust Expense will be deemed to be an Additional Trust Expense and not a Sponsor-paid Expense. The Sponsor, from time to time, may temporarily waive all or a portion of the Sponsor’s Fee of the Trust in its discretion for stated periods of time. During the Fee Waiver Period, the Sponsor will waive the Sponsor’s Fee in its entirety. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver.

The following replaces the sixth paragraph under the caption “Description of the Shares—Staking—Staking Arrangements and Provider-Facilitated Staking Model” on page 115 of the Prospectus.

As of the date hereof and pursuant to the Staking Arrangements, the Custodian and the Staking Provider are entitled to receive a portion of the gross Staking Consideration generated under the Staking Arrangements, reflecting the Custodian’s fee and the Staking Provider’s share of such Staking Consideration, with the remainder received by the Trust. In addition, pursuant to the Trust Agreement and as consideration for the Sponsor’s facilitation of Staking, the Sponsor is permitted to receive a fee equal to a portion of the Staking Consideration, payable in SOL (or, if applicable, in the form of any Other Staking Consideration), which accrues daily in U.S. dollars in an amount calculated as a per annum percentage of any Staking Consideration received by the Trust, as may be directed by the Sponsor in its sole discretion. The Sponsor’s Staking Portion is payable to the Sponsor daily in arrears. During the Fee Waiver Period, a portion of the fees associated with Staking will be waived, such that the Sponsor’s Staking Portion, the Custodian’s fee and the Staking Provider’s share of the Staking Consideration will comprise an aggregate of 5% of the gross Staking Consideration generated under the Staking Arrangements, with the Trust receiving and retaining the remainder of such gross Staking Consideration. After the Fee Waiver Period, the Sponsor’s Staking Portion, the Custodian’s fee and the Staking Provider’s share of the Staking Consideration will comprise an aggregate of 23% of the gross Staking Consideration generated under the Staking Arrangements. The Trust will receive and retain the remainder of such gross Staking Consideration.

The following definition is added under the caption “Glossary of Defined Terms” on page 138 of the Prospectus.

“Fee Waiver Period”—The period from November 5, 2025 until the earlier of (x) February 5, 2026 and (y) the first date on which the NAV of the Trust exceeds $1.0 billion.

The following replaces the definition of “Sponsor’s Staking Portion” under the caption “Glossary of Defined Terms” on page 143 of the Prospectus.

“Sponsor’s Staking Portion”—In addition to the Sponsor’s Fee, as partial consideration for the Sponsor’s facilitation of Staking, a portion of the staking rewards payable to the Sponsor in SOL (or, if applicable, in the form of any Other Staking Consideration), which accrues daily in U.S. dollars in an amount calculated as a per annum percentage of any Staking Consideration received by the Trust, as may be directed by the Sponsor in its sole discretion. The Sponsor’s Staking Portion is payable to the Sponsor daily in arrears. During the Fee Waiver Period, a portion of the fees associated with Staking will be waived, such that the Sponsor’s Staking Portion, the Custodian’s fee and the Staking Provider’s share of the Staking Consideration will comprise an aggregate of 5% of the gross Staking Consideration generated under the Staking Arrangements, with the Trust receiving and retaining the remainder of such gross Staking Consideration. After the Fee Waiver Period, the Sponsor’s Staking Portion, the Custodian’s fee and the Staking Provider’s share of the Staking Consideration will comprise an aggregate of 23% of the gross Staking Consideration generated under the Staking Arrangements. The Trust will receive and retain the remainder of such gross Staking Consideration.